Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of The Future Education Group Inc. on Form S-1 Amendment #2 (file No. 377-00921) of our report dated April 24, 2015, with respect to our audits of the consolidated financial statements of The Future Education Group Inc. as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

June 12, 2015